SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
[(Amendment No. ___)]

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CEDAR SHOPPING CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEDAR SHOPPING CENTERS, INC.

_____________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2010

_____________________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cedar Shopping Centers, Inc. (the “Company”) will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, 34th Floor, New York, NY 10038, on Tuesday, June 15, 2010 at 2:30 in the afternoon for the following purposes:

1.	To elect seven directors.

2.	To authorize the future sale from time to time of shares of common stock of the Company to RioCan Real Estate Investment Trust.

3.	To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

4.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on April 23, 2010, shall be entitled to notice of, and to vote at, the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2010.
THE PROXY STATEMENT AND OUR 2009 ANNUAL REPORT ARE AVAILABLE AT
HTTP://WWW.CEDARSHOPPINGCENTERS.COM.

By order of the Board of Directors
Leo S. Ullman
Chairman of the Board

Dated:  April 26, 2010
Port Washington, NY

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

CEDAR SHOPPING CENTERS, INC.

44 SOUTH BAYLES AVENUE

PORT WASHINGTON, NEW YORK 11050

_____________________________

PROXY STATEMENT

_____________________________

The accompanying Proxy is solicited by the Board of Directors of Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 15, 2010, at 2:30 in the afternoon, or any adjournment thereof, at which stockholders of record at the close of business on April 23, 2010 shall be entitled to vote.  The cost of solicitation of proxies will be borne by the Company.  The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of $12,000, plus out-of-pocket expenses.  The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons.  The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the meeting, he may elect to revoke his proxy and vote his shares personally.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 is being mailed herewith to each stockholder of record.  It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 26, 2010.  The Company’s website address is www.cedarshoppingcenters.com.

On April 23, 2010, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting, 62,910,809 shares of common stock.  Each holder of common stock is entitled to one vote for each share of stock held by such holder.  The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting.  In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Each item on the agenda must receive the affirmative vote of a majority of the shares of common stock voted at the meeting in order to pass.  Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

Broker Discretionary Voting

Effective in 2010, the discretionary ability of brokers to vote your shares has been changed.  As the result, brokers no longer have discretionary authority to vote with respect to the election of directors.  If your shares are held by a broker, the broker will ask you how you want to vote your shares.  If you provide the broker with instructions, your shares will be voted in accordance with your instructions.  If you do not give any instruction on any of the proposals, then with respect to the election of directors and the vote on proposal 2, your shares will not be voted.  Therefore, it is important that you give instructions to your broker as to how to vote your shares.

It is expected that the following business will be considered at the meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified.

It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company.  If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select.

The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.  The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
James J. Burns	70
Mr. Burns, a director since 2001 and a member of the Audit (Chair), Compensation and Nominating/Corporate Governance Committees, was chief financial officer and senior vice president of Reis, Inc. (formerly Wellsford Real Properties, Inc.) from December 2000 until March 2006, and vice chairman from April 2006 until March 2009, when he entered into a consulting role at that company.  He joined Reis in October 1999 as chief accounting officer upon his retirement from Ernst & Young LLP in September 1999.  At Ernst & Young LLP, Mr. Burns was a senior audit partner in the E&Y Kenneth Leventhal Real Estate Group for 22 years.  Since 2000, Mr. Burns has also served as a director of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange.  Mr. Burns is a certified public accountant and a member of the American Institute of Certified Public Accountants.  Mr. Burns received a B.A. and M.B.A. from Baruch College of the City University of New York.

			2001
Raghunath Davloor	48
Mr. Davloor, a director since October 2009, has been, from February 2008 to present, Senior Vice President and Chief Financial Officer of RioCan Real Estate Investment Trust, Canada’s largest real estate investment trust.  RioCan, headquartered in Toronto, Ontario, is involved in the ownership, development, management, leasing, acquisition and redevelopment of retail properties across Canada.  RioCan, through a subsidiary, owns an investment in the Company and is a partner with the Company in several joint venture properties in the U.S.  From January 2006 until February 2008, Mr. Davloor was Vice President and Director of Investment Banking at TD Securities, covering the real estate sector.  For ten years prior thereto, he was with O&Y Properties Corporation and O&Y REIT in a number of progressive positions, ultimately becoming Chief Financial Officer.  Prior to joining O&Y, Mr. Davloor was a Senior Tax Manager at Arthur Andersen in the real estate advisory services group, specializing in real estate and international taxation.  He is a chartered accountant and a member of the Institute of Chartered Accountants of Ontario.  Mr. Davloor holds a Bachelor of Commerce degree from the University of Manitoba.

			2009
Richard Homburg	61
Mr. Homburg, a director since 1999, and chairman from November 1999 to August 2000, was born and educated in the Netherlands.  Mr. Homburg is chairman and CEO of Homburg Invest Inc. and president of Homburg Invest USA Inc. (a wholly-owned subsidiary of Homburg Invest Inc., a publicly-traded Canadian corporation listed on the Toronto and Euronext Amsterdam Stock Exchanges).  Mr. Homburg was the president and CEO of Uni-Invest N.V., a publicly-listed Netherlands real estate fund, from 1991 until 2000.  In 2002, an investment group purchased 100% of the shares of Uni-Invest N.V., taking it private, at which time it was one of the largest real estate funds in the Netherlands with assets of approximately $2.5 billion.  In addition to his varied business interests, Mr. Homburg has served on many boards.  He is a past director of Evangeline Trust, the Urban Development Institute of Canada, and the World Trade Center in Eindhoven, the Netherlands, and was co-founder, past president and director of the Investment Property Owners Association of Nova Scotia.  He is a director of the Fathers of Confederation Building Trust as well as director or advisory board member of other large charitable organizations.  In 2004 he was named Entrepreneur of the Year for the Atlantic Provinces by Ernst & Young LLP.  Mr. Homburg holds an honorary Doctorate in Commerce from St. Mary’s University in Halifax, Nova Scotia and an honorary Doctorate in Law from the University of Prince Edward Island.

			2002
Pamela N. Hootkin	62
Ms. Hootkin, a director since June 2008 and a member of the Audit and Nominating/Corporate Governance Committees, has been senior vice president, treasurer and director of investor relations at Phillips-Van Heusen Corporation since June 2007.  She joined Phillips-Van Heusen in 1988 as vice president, treasurer and corporate secretary and in 1999 became vice president, treasurer and director of investor relations.  From 1986 to 1988, Ms. Hootkin was vice president and chief financial officer of Yves Saint Laurent Parfums, Inc.  From 1975 to 1986, she was employed by Squibb Corporation in various capacities, with her last position being vice president and treasurer of a division of Squibb.  Ms. Hootkin is a board member of Safe Horizon, New York (a not-for-profit organization) where she also serves on the executive and finance committees.  Ms. Hootkin received a B.A. from the State University of New York at Binghamton and an M.A. from Boston University.

			2008
Everett B. Miller, III	64
Mr. Miller, a director since 1998 and a member of the Nominating/Corporate Governance (Chair), Audit and Compensation Committees, is vice president of alternative investments at the YMCA Retirement Fund.  In March 2003, Mr. Miller was appointed to the Real Estate Advisory Committee of the New York State Common Retirement Fund.  Prior to his retirement in May 2002 from Commonfund Realty, Inc., a registered investment advisor, Mr. Miller was the chief operating officer of that company from 1997 until May 2002.  From January 1995 through March 1997, Mr. Miller was the Principal Investment Officer for Real Estate and Alternative Investment at the Office of the Treasurer of the State of Connecticut.  Prior thereto, Mr. Miller was employed for eighteen years at affiliates of Travelers Realty Investment Co., at which his last position was senior vice president.  Mr. Miller received a B.S. from Yale University.

			1998
Leo S. Ullman	70
Mr. Ullman, chief executive officer, president and chairman of the board of directors, has been involved in real estate property and asset management for more than thirty years.  He was chairman and president since 1978 of the real estate management companies, and their respective predecessors and affiliates, which were merged into the Company in 2003.  Mr. Ullman was first elected as the Company’s chairman in April 1998 and served until November 1999.  He was re-elected in December 2000.  Mr. Ullman also has been chief executive officer and president from April 1998 to date.  He has been a member of the New York Bar since 1966 and was in private legal practice until 1998.  From 1984 until 1993, he was a partner in the New York law firm of Reid & Priest, and served as initial director of its real estate group.  He also served in the U.S. Marine Corps.  He has lectured and written several books, monographs and articles on investment in U.S. real estate, and is a former adjunct professor of business at the NYU Graduate School of Business.  He also serves on the boards of several charities, is a member of the Development Committee of the U.S. Holocaust Memorial Museum, and has received several awards for community service.  Mr. Ullman is a past regional winner and former national judge of the Ernst & Young LLP Entrepreneur of the Year Award Program.  Mr. Ullman received an A.B. from Harvard University, an M.B.A. from the Columbia University Graduate School of Business and a J.D. from the Columbia University School of Law where he was a Harlan Fiske Stone scholar.

			1998
Roger M. Widmann	70
Mr. Widmann, a director since 2003 and a member of the Compensation (Chair) and Nominating/Corporate Governance Committees and the Lead Director (as among the independent directors), is an investment banker.  He was a principal of the investment banking firm of Tanner & Co., Inc. from 1997 to 2004.  From 1986 to 1995, Mr. Widmann was a senior managing director of Chemical Securities, Inc., a subsidiary of Chemical Banking Corporation (now JPMorgan Chase Corporation).  Prior to joining Chemical Securities, Inc., Mr. Widmann was a founder and managing director of First Reserve Corporation, the largest independent energy investing firm in the U.S.  Previously, he was senior vice president with the investment banking firm of Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking business.  He had also been a vice president with New Court Securities (now Rothschild, Inc.).  He was a director of Lydall, Inc. (listed on the New York Stock Exchange), a manufacturer of thermal, acoustical and filtration materials, from 1974 to 2004, and its chairman from 1998 to 2004.  He is a director of Standard Motor Products, Inc. (listed on the New York Stock Exchange), a manufacturer of automobile replacement parts, and GigaBeam Corporation, a manufacturer of “last mile” wireless transmission systems.  Mr. Widmann is Chairman of Keystone National Group, a fund of private equity funds.  He is also a senior moderator of the Aspen Seminar at The Aspen Institute, and is a board member of the March of Dimes of Greater New York and Vice Chairman of Oxfam America.  Mr. Widmann received an A.B. from Brown University and a J.D. from Columbia University.
			2003

CORPORATE GOVERNANCE PRINCIPLES

Independent Directors

Pursuant to rules of the New York Stock Exchange and applicable law, a majority of the Company’s directors must be independent as specified therein.  As a result, the Board undertook a review of the independence of the Company’s directors.  During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Transactions with Related Persons” below.  The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.  The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent.

As the result of this review, the Board affirmatively determined that each of Messrs. Burns, Miller and Widmann and Ms. Hootkin is independent of the Company and its management.  The Board determined that none of these independent directors had any material relationships with the Company.  The directors who are not independent are Messrs. Ullman, Davloor and Homburg.

Corporate Governance Principles and Committee Charters

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value.  These principles are discussed more fully below and are set forth in our Code of Business Conduct and Ethics and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  These documents are available on our website at www.cedarshoppingcenters.com.

Code of Business Conduct and Ethics

All of our employees, including our chief executive officer, chief financial officer and chief accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics.  Our Code is available on our website.  It is our intention to disclose any amendments to, or waivers from, any provisions of this Code as it applies to our chief executive officer, chief financial officer and chief accounting officer on our website within three business days of such amendment or waiver.

Audit Committee

The Board of Directors has established an Audit Committee consisting of James J. Burns, Pamela N. Hootkin and Everett B. Miller, III.  The charter of the Audit Committee is available on the Company’s website.  All the members of the Audit Committee are independent under the rules of the New York Stock Exchange and applicable law.  Each of Mr. Burns and Ms. Hootkin is qualified as an audit committee financial expert within the meaning of applicable law and the Board has determined that each of them has accounting and related financial management expertise under the rules of the New York Stock Exchange.  The functions of this committee include engaging and discharging of the independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and results of the auditing engagement, reviewing the independence of the independent registered public accounting firm and reviewing the range of audit and non-audit fees.

Compensation Committee

The Board of Directors has established a Compensation Committee consisting of James J. Burns, Everett B. Miller, III and Roger M. Widmann, all of whom are independent.  This committee reviews and approves the compensation and benefits of executive officers and directors, administers and makes recommendations to the Board of Directors regarding executive and director compensation and stock incentive plans, and produces an annual report on executive compensation for inclusion in the proxy statement.

Nominating/Corporate Governance Committee

The Board of Directors has established a Nominating/Corporate Governance Committee consisting of James J. Burns, Everett B. Miller, III, Pamela N. Hootkin and Roger M. Widmann, all of whom are independent.  This committee develops and recommends to the Board of Directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of the Board of Directors, conducts candidate searches and interviews, oversees and evaluates the Board of Directors and management, evaluates from time to time the appropriate size and composition of the Board of Directors and formally proposes the slate of directors to be elected at each Annual Meeting of Stockholders.

Nomination of Directors

The Nominating/Corporate Governance Committee is responsible for the selection and nomination of directors.  The Committee has adopted a policy to consider nominees recommended by stockholders of the Company.  Stockholders who wish to recommend a nominee should send nominations directly to the Nominating/Corporate Governance Committee, at the principal executive offices of the Company, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our Board of Directors and to serve if elected by the stockholders.  The recommendation must be received not later than the date for stockholder proposals set forth herein under “Other Matters—Stockholder Proposals.”  We did not receive for this meeting any recommended nominees for director from any of our stockholders, other than from our directors.  We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.  The Nominating/Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.

Once the Nominating/Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience and report its findings to the Board.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards and other professional experience to enhance the Board’s effectiveness;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the business of the Company; and

•	the extent to which the prospective nominee provides the Board with diversity in experience and background.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Committee determines whether the person should be considered for a Board position, and one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

There would be no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Committee.

Qualification of Directors

The Company selects directors in compliance with the Company’s corporate governance guidelines and the charter of the Nominating/Corporate Governance Committee, using the standards and qualifications discussed under “Nomination of Directors.”  The Company is also mindful that a majority of the directors must be independent.  The existing directors were selected for a variety of reasons and to attempt to reflect the diverse business needs of the Company and diversity in experience and background.  Mr. Burns’ qualifications for election to the Company’s Board include his extensive financial and accounting expertise, particularly with public companies in the real estate industry, including real estate investment trusts.  Mr. Burns qualifies as an audit committee financial expert and his experience and expertise make him ideal to serve as chairman of the Audit Committee.  Mr. Davloor was elected as a director pursuant to an agreement with RioCan Real Estate Investment Trust, but he provides extensive knowledge in finance and accounting, with a focus on real estate investment trusts.  Mr. Homburg has extensive experience in the real estate industry, including his involvement with public real estate companies.  Ms. Hootkin brings to the Board expertise in finance, investor relations and the retail industry.  She serves as a second financial expert on the Audit Committee, while also bringing gender diversity to the Board.  Mr. Miller has been involved in commercial real estate since 1974, with extensive knowledge about the industry in which the Company operates.  Mr. Ullman has been involved in real estate property and asset management for more than 30 years and has been chief executive officer and president of the Company since 1998.  In such positions, he has obtained the most extensive knowledge about the Company, its operations and the retail shopping center industry.  Investment banking expertise is provided to the Company by Mr. Widmann, who has spent most of his career in the investment banking world.  His knowledge has assisted the Company in its capital raising and other finance related activities.

Board Meetings

In the fiscal year ended December 31, 2009, there were ten meetings of the Board of Directors, six meetings of the Audit Committee, seven meetings of the Compensation Committee and four meetings of the Nominating/Corporate Governance Committee.  Each director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees on which he or she served.  Board members are encouraged to attend our Annual Meeting of Stockholders.  All of our directors, except one, attended our 2009 Annual Meeting.

Communications with the Board

The Nominating/Corporate Governance Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board.  Stockholders and other parties interested in communicating with any directors of the Company (or the Board as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices.  The Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Secretary’s opinion, deals with the functions of the Board or committees thereof or that he otherwise determines requires the Board’s attention.  The Board, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board.

Correspondence relating to accounting, internal controls or auditing matters is handled by the Audit Committee in accordance with its procedures.

Leadership Structure of the Board

The non-management directors of our Board meet in executive session several times during the year, generally on the same day as regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate.  Roger M. Widmann has been chosen by the non-management directors to be the independent lead director and to preside at each such meeting to replace the prior lead director, Paul G. Kirk, Jr., who resigned as a director as the result of his appointment as a United States Senator for Massachusetts to the seat previously held by the late Senator Edward M. Kennedy.

The Company currently combines the role of Chairman of the Board with the Chief Executive Officer.  The Board believes this creates effective leadership and an effective decision-making process.  The Company does not believe it needs to separate these functions since the Board has approved a strong, independent lead director.  The lead director is actively involved in corporate governance matters and on at least a quarterly basis runs an executive session of independent directors.  In addition, the Nominating/Corporate Governance Committee annually conducts an evaluation of the performance of the Board and its committees and of the Chief Executive Officer.  A key responsibility of the Board and Chief Executive Officer is to ensure continuity of leadership of the Company.  Each year, the Chief Executive Officer presents a succession plan to the Board for the timely and efficient transfer of responsibilities in the event of the sudden death, incapacity or departure of the Chief Executive Officer.  This plan is reviewed on at least an annual basis by the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

In 2004, we formulated a preliminary compensation philosophy that was designed to provide a market-competitive, performance-based compensation package consisting of base salary, annual bonuses and long-term equity awards for performance.  Since then, our Compensation Committee has designed and implemented this compensation program for the chief executive officer, or CEO, and other executives.  The Committee evaluates the performance of the CEO and determines his compensation in light of the goals and objectives of the compensation program, based on all the criteria discussed herein.  Based on initial recommendations and input from the CEO, the Committee assesses the performance of the other executives and determines their compensation.  Our Compensation Committee retained a compensation consulting firm, Chernoff Diamond & Co., LLC, to assist our Committee in implementing the compensation policy.  The consultant provides to our Committee relevant market data about our peer companies and makes recommendations as to compensation matters.  The consultant is not otherwise engaged by the Company and does not provide any other services for the Company.  The discussion under this Compensation Discussion and Analysis relates to the CEO and the other named executive officers included in the Summary Compensation Table.

Compensation Objectives

As set forth in its Charter, the Committee's compensation philosophy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions and utilize equity as a significant reward for performance.

The Committee uses three components in establishing executive compensation, namely base salary, annual bonuses and long-term equity compensation.  As a result, two key elements of compensation depend upon the performance of the executive, including (a) an annual bonus that is based on an assessment of the executive group’s performance within the context of our overall performance, a portion of which is paid in shares of stock of the Company that are subject to a one-year vesting and continued service, and (b) long-term equity compensation in the form of shares, with 25% vesting on the third anniversary if the employee is still employed by the Company, and the remaining 75% earned if various targets are achieved over a three-year period.  Salary is intended to be commensurate with the executive’s scope of responsibility and effectiveness.  Bonuses are designed to reward annual results.  Long-term equity compensation focuses on our Company achieving long-term sustained results.  We attempt to retain our executives by rewarding the executives with long-term equity only if the executive remains with us for the entire three-year performance period.  The policy for allocating between either cash and non-cash compensation or short-term or long-term compensation is established on an annual basis.  The Committee determines the appropriate level and mix of compensation.  The Committee also considers the individual components of compensation, as well as the total compensation received by each named executive officer, relative to such officer’s performance, the peer group and each other (i.e., internal equity) in making its determination.  The Company does not provide material perquisites or supplemental retirement benefits.  The Committee has not utilized tally sheets or wealth accumulation in evaluating compensation, but it may do so in the future.

Implementation

The consultant selected a peer group of 16 equity REITs with a business focus similar to ours, a majority of which are our direct competitors.  The data that was obtained for these companies was for the 2008 fiscal year.  The peer group selected by the consultant (which was unchanged from the prior year) was reviewed and approved by the Chairman of the Committee and the Chief Executive Officer of the Company and consisted of the following companies:

Agree Realty Corp. Hersha Hospitality Trust Kite Realty Group Trust Ramco Gershenson Properties Trust First Potomac Realty Trust Acadia Realty Trust Saul Centers Inc. Glimcher Realty Trust
Inland Real Estate Corp.
Tanger Factory Outlet Centers Inc.
Ashford Hospitality Trust Inc.
Lexington Realty Trust
National Retail Properties, Inc.
Pennsylvania Real Estate Investment Trust
Washington Real Estate Investment Trust
Cousins Properties Inc.

Although comparisons of compensation paid to our named executive officers relative to compensation paid to similarly situated executives in our peer group assists the Committee in determining compensation, the Committee evaluates compensation based on the corporate objectives discussed above, with a comparison to peers being one of the factors considered.  As a result, the peer group is not used to benchmark compensation.

Based on its review of compensation amounts for 2008, the consultant reviewed the total compensation for the named executive officers (consisting of base salary, annual bonus and value of long-term equity grants).

Base Salary

Base salaries for our named executive officers depend on the scope of their responsibilities and their performance.  Base salary is designed to compensate the executives for services rendered during the year.  These salaries are compared to amounts paid to the executive’s peers outside our Company.  Salary levels are typically considered annually as part of the Committee’s performance review process and increases are based, in part, on the Committee’s assessment of the performance of the executive.  The Committee determined that base salary for 2010 for each of the named executive officers would be increased by 2% as compared to a 4% increase for 2009.

Annual Bonus

The Committee seeks to align the interests of the named executive officers by evaluating executive performance on the basis of specified financial tests.  Target bonuses for 2009 were established according to the executive’s level of responsibility, which were 100%, 76%, 100%, 71% and 79% of the base salaries for Mr. Ullman, Mr. Kreider, Mr. Richey, Ms. Walker and Ms. Mozzachio, respectively.  Of the bonus for the CEO, 30% would be discretionary and tied to strategic planning, successful renewal of the Company’s credit facility, governance, relationship with the Board of Directors, succession planning and other factors deemed relevant by the Committee.  The Committee determined that the CEO successfully satisfied these relevant criteria and awarded him the full 30% of his discretionary bonus.

With respect to annual bonuses for 2009, the Committee determined that two criteria would be used, with two-thirds based on a calculation of the Company’s adjusted funds from operations (“AFFO”), as defined below, and one-third based on a comparison of total stockholder return (“TSR”) to the median of the peer group.  The Committee believes that such AFFO calculation is the appropriate benchmark for incentive compensation.  For 2009, the Committee set $.84 per share of AFFO as the performance target for receiving the bonus.  The payout scale for 2009 was a 3% reduction in bonus for every $.01 below $.79; if $.79 to $.84, then a reduction of 1% for every $.01 below $.84; if AFFO were more than $.84, but less than $.89, then an increase of 1% for every $.01 above $.84; and if AFFO were more than $.89, then the target plan bonus plus an increase of 3% for every $.01 above $.89.  No bonus would be paid if our actual results were less than $.67 per share.  The maximum payout would be 200% of the target bonus.  AFFO is defined as funds from operations (“FFO”), as reduced by straight-line rents and amortization of intangible lease liabilities, increased by non-real estate amortization and the effect of restricted stock awards and subject to other adjustments.

Actual AFFO, as adjusted, for 2009 was determined to be $.98 per share, resulting in each executive officer receiving 133% of the portion of the annual bonus attributable to AFFO.  During 2009, the Committee specifically noted that the sales of certain properties by the Company and the consummation of the transaction with RioCan Real Estate Investment Trust, while favorable to the Company, could have negatively impacted the compensation of executive officers as the result of the related impairment charges incurred that adversely affected AFFO.  The Committee reviewed in detail the overall impact of the RioCan transactions and the substantial positive impact they had on the Company.  The Committee determined that these charges should not be included in the AFFO calculation as these transactions were very favorable to the Company and management should not have been penalized for pursuing these favorable transactions that could otherwise have negatively impacted their bonuses.

With respect to the TSR component, it was determined that for every one percent (or fraction thereof) above or below such level achieved by the Company, the percentage of awards would be increased or decreased by one percent (or fraction thereof), provided, that the Company’s return above the median of the peer group would be capped at 20% and if the Company’s return was more than 20% below the median of the peer group, then no awards would be earned for such year.  TSR was determined to be more than 20% below the median of the peer group so that no bonus was earned with respect to this portion of the annual bonus calculation.

The Committee attempts to achieve an appropriate mix between cash payments and equity awards.  Each year, a portion of the annual bonus is deferred in the form of restricted stock to be issued in accordance with the terms of our 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), which is discounted 15% from the market price and which cliff vests in one year, subject to acceleration of vesting under the 2004 Stock Incentive Plan upon retirement, death or disability or upon the occurrence of a change in control.  For 2009, the Committee determined that the portion of annual bonus allocated to restricted stock would be 50%.  The number of shares applicable to the restricted stock portion of such adjusted annual bonus was in turn increased by the effect of the discount from the market price of such shares on the date of grant.

As the result of Mr. Ullman’s performance in effectuating the transactions with RioCan Real Estate Investment Trust that were extremely beneficial to the Company, the Committee awarded to Mr. Ullman in 2009 a one-time special bonus of $250,000.  One-time cash bonuses for special services were also awarded in 2009 to Ms. Mozzachio and Ms. Walker in the amounts of $33,875 and $67,750, respectively.  Ms. Mozzachio received her bonus as the result of significant results achieved in obtaining new leases at our shopping centers despite adverse leasing conditions.  During 2009, Ms. Walker was actively involved in resolving issues with existing tenants and was promoted to the additional role of chief operating officer and took on additional responsibilities.

Long-Term Compensation

The Committee determined that long-term incentive compensation would be in the form of a combination of time-based and performance-based restricted stock to be issued in accordance with the terms of our 2004 Stock Incentive Plan.  For 2007, such compensation was paid by the granting of restricted stock under the 2004 Stock Incentive Plan, with 50% vesting on the third anniversary if the employee was still employed by the Company, and the remaining 50% to vest if the TSR over the three year period of 2007-2009 averaged 8% or more per year for the three years.  With respect to the awards granted in 2007, the Company did not attain an average 8% TSR for the three-year period ended December 31, 2009.  As the result, none of the performance-based restricted shares granted in 2007 would have vested.  The Committee determined that none of such shares would vest and all shares granted in 2007 were forfeited.

In 2009, based on the recommendation of its consultant, the Committee substantially increased the amount of long-term equity awards granted to most of the named executive officers.  For 2010, the Committee agreed to use the same dollar amounts for all members of the management team as for 2009.  As the result, the total awards for 2010 were $1,945,000, with 25% of such awards to be based on time and 75% based on performance, subject to the same vesting requirements used in prior years.  The Committee also concluded for the 2010 award that performance-based criteria would be determined using three different standards, namely a three-year TSR target, a comparison of TSR for the three-years 2010-2012 to the median of the TSR for such years for the Company’s peer group as reported by NAREIT, Bloomberg or another financial service selected by the Committee and a portion based upon improvements in net operating income (“NOI”), with 25% allocated to each standard.  TSR was selected since it ties this portion of the compensation to stockholder value, with the total value of these awards corresponding to stock price appreciation and dividends.  The Committee noted that while TSR was a good metric, this was generally beyond the control of management.  Since the Company’s business is tied, in part, to growth by development and acquisitions and the subsequent operational success of developed or acquired properties, the Committee felt that it was appropriate to add as an additional test NOI growth measured over a three-year period of time.  NOI would take into account the results of long-term development and operational performance.  The TSR for such three-year period was set at an average of 6% or more over such three years.  It was determined that for purposes of comparing the TSR with that of the Company’s peers, for every one percent (or fraction thereof) above or below such level achieved by the Company, the percentage of equity awards would be increased or decreased by one percent (or fraction thereof); provided that the Company’s TSR above the median of the peer group would be capped at 20% and if the Company’s TSR was more than 20% below the median of the peer group, then no awards would be earned.  Dividends, if declared by the Board, are paid on the shares issued as restricted stock even though such stock has not vested.  TSR is determined by adding dividends paid during the year to the change in stock price for such year, with the stock price to be measured as the average closing price for the last 20 trading days of the year.  This would be measured for the complete three-year period.  Stock awards are based on both performance and continued service with us, subject to acceleration of vesting upon retirement, death or disability or upon a change in control.  The NOI test and measurement methodology for the three-year period have not yet been established by the Committee.  In order for the stock to be earned, the Company must achieve the performance goals within the three-year performance period and the employee must remain employed by us for such three years.

Our practice is to determine the dollar amount of equity compensation to be granted and then to grant a number of shares that have a fair market value equal to that amount on the first trading day of the year for which the grant is made.  Fair market value is determined by selecting the closing price of our common stock applicable to the relevant grant dates.  The Committee reserved the right to establish different criteria for grants in future years.  Historically, our practice has been to issue restricted stock and not to grant stock options.  Other than certain minor grants of stock options in 2001, we have not granted any stock options.

Perquisites

The only material perquisite provided to our named executive officers either is reimbursement for use of an automobile for business purposes or the leasing of automobiles directly by the Company for an executive’s benefit since the executives need such vehicles for frequent travel to and from the Company’s numerous shopping centers.  No other material perquisites are provided.  Since the perquisites are de minimus, the Committee does not focus on them.

Retirement Benefits

Named executive officers participate in the Company’s tax qualified 401(k) plan providing for employer and employee contributions.

We do not provide any supplemental retirement benefits for the named executive officers.

Employment Agreements

We entered into employment agreements with the named executive officers and other officers commencing in 2003 and with our chief financial officer in 2007.  Each of these agreements has change in control provisions that are designed to promote stability and continuity of senior management.  These agreements, including change in control payments, were negotiated on an arms-length basis and are more fully described in “Employment Agreements with Named Executive Officers.”  The Committee does not believe these provisions will adversely affect the interests of our shareholders in the event of a change in control.

Stock Ownership Guidelines

In 2007, the Committee established target stock ownership guidelines for our named executive officers to more closely align their interests with our shareholders.  The number of shares of our common stock that is targeted to be owned is set at a multiple of the executive’s base salary.  For the chief executive officer, the multiple is four times base salary, while for the other named executive officers the multiple is two times base salary.  All the named executive officers exceed these levels.

We also established target ownership guidelines for our directors.  For each director who has served as a director for at least four years, such director is expected to own shares of our common stock totaling not less than the number of shares constituting the equity portion of his annual retainer for the previous four years.  All such directors meet such guidelines.

Tax Deductibility of Compensation

The financial reporting and income tax consequences to the Company of the compensation components for the executive officers are considered by the Committee in analyzing the level and mix of compensation.  The Internal Revenue Code of 1986, as amended (the “Code”), was amended in 1993 with respect to the ability of publicly-held corporations such as the Company to deduct compensation in excess of $1,000,000 per individual, other than performance-based compensation.  The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

COMPENSATION

Oversight of Risk

The Board is involved in the review of risks inherent in the operations of the Company’s business and the implementation of the annual budget for the Company.  The Board reviews the annual budget of the Company at a meeting and actual results against the budget throughout the year at regular Board meetings as part of its review and evaluation of the direction of the Company.  At Board meetings, various risks facing the Company are reviewed and discussed by the Board.  In assessing compensation, in particular annual bonuses and long-term incentive compensation, the Compensation Committee reviewed the risks discussed at Board meetings.  The Committee concluded that risks associated with compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation

The following table sets forth certain information regarding compensation paid by the Company to its chief executive officer, chief financial officer and to each of its three other most highly compensated executive officers whose salary and bonus for 2009 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (1)(2) ($)	Stock Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Leo S. Ullman President and Chief Executive Officer	2009 2008 2007	499,000 479,719 456,875	750,061 385,752 428,337	886,752 380,236 450,456	22,000 20,500 39,387	2,157,813 1,266,207 1,375,055
Lawrence E. Kreider, Jr.(5) Chief Financial Officer	2009 2008 2007	364,000 350,000 331,731	265,405 271,463 145,138	243,859 132,765 561,503	17,947 18,388 5,000	891,211 772,616 1,043,372
Thomas B. Richey Vice President	2009 2008 2007	293,500 282,188 268,750	283,263 226,914 302,349	310,367 152,094 167,945	18,727 17,066 20,117	905,857 678,262 759,161
Brenda J. Walker Vice President	2009 2008 2007	293,500 282,188 268,750	268,492 160,825 166,292	195,086 64,640 76,222	18,442 17,258 27,205	775,520 524,911 538,469
Nancy H. Mozzachio Vice President	2009 2008 2007	264,250 253,969 241,875	234,617 160,825 176,875	88,675 38,022 48,247	1,601 12,955 14,805	589,143 465,771 481,802

(1)
In 2007, 2008 and 2009, all of the named executives other than Messrs. Ullman and Kreider contributed a portion of their salary and/or cash bonus to the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan.  In addition, all of the named executives contributed a portion of their salary to the Company’s 401(k) Savings Plan.

(2)
The column includes the special cash bonuses paid in 2009 to Mr. Ullman, Ms. Walker and Ms. Mozzachio of $250,000, $67,750 and $33,875, rspectively.  The balance of this column represents the total bonus earned in 2009, 50% of which was paid in cash and 50% of which was paid in the form of restricted shares of common stock issued at a 15% discount to the market price as of the close of business on March 23, 2010 (the date the Compensation Committee determined the amount of such bonus) as follows:

	Target Bonus Calculation
Name	Base Amount	TSR Adjustment	AFFO Achievement Adjustment	Effect of Market Price Discount	Net Earned
Leo S. Ullman	$499,000	$(116,433)	$76,846	$40,648	$500,061
Lawrence E. Kreider, Jr.	275,000	(91,667)	60,500	21,572	265,405
Thomas B. Richey	293,500	(97,833)	64,570	23,026	283,263
Brenda J. Walker	208,000	(69,333)	45,760	16,315	200,742
Nancy H. Mozzachio	208,000	(69,333)	45,760	16,315	200,742

This column also represents (a) the total bonus earned in 2008, 66-2/3% of which was paid in cash and 33-1/3% of which was paid in the form of restricted shares of common stock issued at a 15% discount to the market price as of the close of business on March 19, 2009 and (b) the total bonus earned in 2007, 50% of which was paid in cash and 50% of which was paid in the form of restricted shares of common stock issued at a 15% discount to the market price as of the close of business on January 2, 2008.  The shares granted in 2010 vest on March 23, 2011, while the shares granted in 2009 and 2008 vest on March 19, 2012 and January 2, 2011, respectively.

(3)
This column represents the grant date fair value of awards granted under the Company’s 2004 Stock Incentive Plan computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).  A portion of the restricted share grants is subject to market conditions, i.e., they are tied to total stockholder return, as described in the Compensation Discussion and Analysis (“CDA”), which reduces the grant date fair value under Topic 718.  For additional information, see Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

(4)	Consists of matching contributions and other payments made by the Company related to its 401(k) plan.

(5)	Mr. Kreider was appointed as Chief Financial Officer effective June 20, 2007.

Employment Agreements With Named Executive Officers

The Company has entered into employment agreements, as amended, with each of the named executive officers, Messrs. Ullman, Kreider and Richey and Ms. Mozzachio and Ms. Walker.  The annual base salary established for each of these officers for 2010 is $509,000, $371,300, $299,400, $269,600 and $299,400, respectively.

Each agreement initially was for a term of four years expiring October 31, 2007, except for Mr. Kreider that was for four years expiring June 19, 2011 and for Ms. Mozzachio that was for two years.  Commencing October 1, 2007, and on each October 1 thereafter, Mr. Ullman’s agreement is automatically extended for successive one year periods unless either the Company or Mr. Ullman, by notice given at least 60 days prior to the scheduled termination, elects not to so extend the agreement.  Thus, Mr. Ullman’s term is effectively a three-year evergreen term.  The employment agreements with Mr. Richey, Ms. Mozzachio and Ms. Walker have been amended to provide that they expire October 31, 2010.

Effective June 20, 2007, the Company entered into an employment agreement with Mr. Kreider.  Upon the effectiveness of the agreement, Mr. Kreider was paid $150,000 and received 20,000 shares of restricted common stock of the Company which cliff vest on the third anniversary of grant.  Mr. Kreider also participates in the Company’s annual bonus plan for senior executive officers, with his initial bonus for 2007 targeted at an annualized amount of $275,000.  Payment of the initial bonus was guaranteed for one year.  In addition, Mr. Kreider participates in the Company’s long-term incentive compensation plan pursuant to which he received grants of restricted stock valued at $275,000 for the first year.  Payment of the initial long-term incentive compensation was guaranteed for one year.

Under each agreement, an executive’s employment agreement will terminate automatically upon the retirement, death or disability of such executive, without payment of any additional compensation, except that under the 2004 Stock Incentive Plan all unvested Restricted Shares will immediately become fully vested.  Upon the termination of employment by the Company with cause or by the executive without good reason, no additional compensation will be due to such executive.  In the event of termination of an agreement by the Company without cause or by the executive for good reason, or, in the case of Mr. Ullman the Company elects not to extend his employment on October 1, 2009 or on any October 1 thereafter, the executive is entitled to receive from the Company within five days following termination:

•	Any earned and unpaid base salary;

•	A lump sum cash payment of two and one-half times (2.99 times with respect to Mr. Ullman) the executive’s annual base salary and average annual bonus for the preceding two years;

•	Continuation of health insurance benefits for 12 months (to be reduced to the extent the executive receives comparable benefits); and

•	Acceleration of vesting of all options, restricted shares and other awards.

The named executive officers (other than Mr. Kreider) will also be entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Code on any excess parachute payments that they receive in connection with the benefits and payments provided to them in connection with any change in control.

Good reason means:

•	Material breach by the Company of the employment agreement;

•	A material reduction in the executive’s duties or responsibilities;

•	The relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area; or

•	A change in control of the Company.

Each employment agreement also provides that each executive will not compete with the Company or hire any employees of the Company for a period of one year after the termination of the executive’s employment, unless employment is terminated by the Company without cause or by the executive for good reason.

If employment of any of our named executive officers is terminated by the Company without cause or by the executive for good reason in a situation not involving a change in control, the chart below sets forth the severance payments that would have been made based on a hypothetical termination date of December 31, 2009 and using the closing price of our stock on that date.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the executive’s employment.

Termination of Employment Without Change In Control

Name	Cash Compensation (Salary and Bonus) ($)	Value of Accelerated Vesting of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)

Leo S. Ullman	3,225,183	1,191,421	16,104	4,432,708
Lawrence E. Kreider, Jr.	1,602,754	353,327	14,752	1,970,833
Thomas B. Richey	1,392,463	471,759	20,661	1,884,883
Brenda J. Walker	1,291,271	285,015	7,274	1,583,560
Nancy H. Mozzachio	1,159,621	175,388	16,149	1,351,158

If employment of any of our named executive officers is terminated in connection with a change in control, the chart below sets forth the change in control payments that would have been made based on a hypothetical termination date of December 31, 2009 and using the closing price of our stock on that date.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the executive’s employment.

Termination of Employment In Connection With Change In Control

Name	Cash Compensation (Salary and Bonus) ($)	Value of Accelerated Vesting of Stock Awards ($)	Tax Gross Up ($)(1)	Medical and Other Benefits ($)	Total ($)

Leo S. Ullman	3,225,183	1,191,421	1,909,625	16,104	6,342,333
Lawrence E. Kreider, Jr.	1,602,754	353,327	N/A	14,752	1,970,833
Thomas B. Richey	1,392,463	471,759	752,161	20,661	2,637,044
Brenda S. Walker	1,291,271	285,015	623,449	7,274	2,207,009
Nancy H. Mozzachio	1,159,621	175,388	538,807	16,149	1,889,965

___________
(1)
Upon a change in control, several of the Company’s executives may be subject to certain excise taxes under Section 280G of the Code.  The Company has agreed to reimburse the affected executives (except for Mr. Kreider) for those excise taxes as well as for any income and excise taxes payable by the executives as a result of any such reimbursement.  The amounts in this column are based on an excise tax rate of 20% and a total income tax rate of 40% to cover federal, state and other payroll-related taxes.

Equity Awards

The following table sets forth certain information with respect to the grant of equity awards for the fiscal year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS FOR YEAR ENDED DECEMBER 31, 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Full Fair Value (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)

Leo S. Ullman						106,837(2)		35,613(3)			886,752
Lawrence E. Kreider, Jr.						29,380(2)		9,794(3)			243,859
Thomas B. Richey						37,393(2)		12,465(3)			310,367
Brenda J. Walker						23,504(2)		7,835(3)			195,086
Nancy H. Mozzachio						10,684(2)		3,561(3)			88,675

(1)	Dividends were paid on such shares from January 2, 2009, the date the shares were granted, even though the stock certificates representing such shares were not issued until a subsequent date.

(2)
These are restricted shares granted to the named executives that will vest at the end of a three-year performance period (commencing January 1, 2009 and ending December 31, 2011) which are market and cash-return driven and therefore completely at risk.  See the CDA for a description of the performance goals.

(3)	These are restricted shares granted to the named executives representing the time-based portion of long-term compensation (see CDA) that will vest three years from the date of grant.

(4)
This column shows the grant date fair value of restricted share grants to the named executives for 2009 under Topic 718 (does not include the restricted share portion of the 2009 bonus, which was granted effective March 23, 2010, but which is included in the Summary Compensation Table for 2009).  The applicable shares for Messrs. Ullman, Kreider and Richey and Ms. Walker and Ms. Mozzachio were 33,879, 17,981, 19,191, 13,600 and 13,600, respectively.  For restricted share grants, fair value is determined (1) for time-based grants as the market price of the Company’s common stock on the date of grant and (2) for market/performance-based grants by an independent appraisal.

No options were granted by the Company or exercised during the fiscal year ended December 31, 2009.  The following table sets forth certain information with respect to option exercises and option values and stock awards for the fiscal year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR–END DECEMBER 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (12)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Leo S. Ullman	3,333	10.50	7/10/2011	20,646(2) 12,399(3) 4,729(4) 42,853(5) 35,613(6) 68,275(7)	140,393 84,313 32,157 291,401 242,168 464,270	29,791(10) 106,837(11)	202,579 726,492
Lawrence E. Kreider, Jr.				27,666(8) 18,148(9) 9,794(6) 20,765(7)	188,129 123,407 66,599 141,202	7,217(10) 29,380(11)	49,076 199,784
Thomas B. Richey				14,574(2) 4,960(3) 907(4) 24,173(5) 12,465(6) 40,162(7)	99,103 33,728 6,168 164,376 84,762 273,102	11,917(10) 37,393(11)	81,036 254,272
Brenda J. Walker	3,333	10.50	7/10/2011	8,016(2) 2,108(3) 775(4) 12,302(5) 7,835(6) 28,465(7)	54,509 14,334 5,270 83,654 53,278 193,562	5,065(10) 23,504(11)	34,442 159,827
Nancy H. Mozzachio				8,501(2) 1,240(3) 730(4) 11,480(5) 3,561(6) 28,465(7)	57,807 8,432 4,964 78,064 24,215 193,762	2,979(10) 10,684(11)	20,257 72,651

(1)           Based on the closing price of a share of common stock on December 31, 2009.

(2)           These shares vest on January 2, 2010.

(3)           These shares vest on February 16, 2010.

(4)           These shares vest on November 13, 2010.

(5)           These shares vest on January 2, 2011.

(6)           These shares vest on January 2, 2012.

(7)           These shares vest on March 19, 2012.

(8)           These shares vest on June 20, 2010.

(9)           These shares vest on June 20, 2011.

(10)         These shares vest on December 31, 2010.

(11)         These shares vest on December 31, 2011.

(12)
Does not include the restricted share portion of the 2009 bonus, which was granted effective March 23, 2010, but which is included in the Summary Compensation Table for 2009.  The applicable shares for Messrs. Ullman, Kreider and Richey and Ms. Walker and Ms. Mozzachio were 33,879, 17,981, 19,191, 13,600 and 13,600, respectively.  These shares vest on March 23, 2011.

The following table sets forth certain information with respect to restricted stock that vested during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Valued Realized on Vesting ($)(1)(2)
Leo S. Ullman			24,875	143,778
Lawrence E. Kreider, Jr.			11,498	78,186
Thomas B. Richey			9,950	57,511
Brenda J. Walker			4,229	24,443
Nancy H. Mozzachio			2,488	14,380

(1)	Value realized is calculated by multiplying the closing price of a share of common stock on the date of vesting by the number of shares that vested.

(2)
Includes shares that vested, but the receipt of which was deferred by four of the officers pursuant to a “rabbi trust” plan.  Under this plan, each participant selects the period of time over which receipt of the shares will be deferred, subject to earlier receipt upon death, disability and other events specified in the plan.  The amounts deferred for Mr. Ullman, Mr. Richey, Ms. Walker and Ms. Mozzachio were 17,768, 7,107, 3,021 and 1,777 shares, respectively, having values of $100,212, $40,083, $17,038 and $10,022, respectively.  Mr. Ullman will receive his shares in quarterly installments over a period of three years, Mr. Richey will receive his shares on January 2, 2015, Ms. Walker will receiver her shares in quarterly installments over a period of ten years and Ms. Mozzachio received 50% of her shares on January 4, 2010, with the balance to be received in quarterly installments over a period of five years.

Compensation of Directors

Non-management directors’ fees are $26,250 per year and meeting attendance fees are $1,500 and $1,000, respectively, for each Board and Committee meeting.  Audit Committee members (other than the chairman) also receive a flat fee of $4,000 per year, while other committee members (other than the chairmen) receive a flat fee of $3,000 per year.  The chairman of the Audit Committee receives $15,000 per year, the chairman of the Compensation Committee receives $7,500 per year and the chairman of the Nominating/Corporate Governance Committee receives $7,500 per year.  The annual retainer for the lead director is $15,000.  The annual directors fees, at the option of each director, may be paid in cash or shares of the Company’s common stock.  In 2009, each director (other than directors who are members of management) also received an annual grant of $40,000 of restricted stock that vests on the third anniversary of the date of grant.  Effective January 1, 2010, the amount of the annual grant of restricted stock was increased to $50,000.

The following table provides information regarding director compensation in 2009, which reflects the compensation described above.  The table does not include reimbursement of travel expenses related to attending Board and Committee meetings.  Mr. Ullman does not receive additional compensation for serving as a director.

Director Compensation - 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

James J. Burns	83,250	40,000	123,250
Raghunath Davloor	5,994	6,904	12,898
Richard Homburg	37,750	40,000	77,750
Pamela N. Hootkin	57,250	40,000	97,250
Paul G. Kirk, Jr.(2)	56,063	40,000	96,063
Everett B. Miller, III	63,375	40,000	103,375
Roger M. Widmann	65,750	40,000	105,750

(1)
Each director received a grant of $40,000 of restricted stock that will vest on the third anniversary of the date of grant, except for Mr. Davloor who received a pro rata amount of such grant.  This column represents the grant date fair value of restricted stock grants computed in accordance with Topic 718 with respect to all restricted stock grants.  Each of Messrs. Burns and Miller has outstanding options to purchase 3,333 shares of common stock of the Company.  Each director has the following total number of restricted shares which have not yet vested:  James J. Burns, 12,270; Raghunath Davloor, 1,137; Richard Homburg, 12,270; Pamela N. Hootkin, 7,464; Everett B. Miller, III, 12,270; and Roger M. Widmann, 12,270.  All these shares are included in the security ownership chart for directors and executive officers.

(2)	Mr. Kirk resigned as a director in September 2009 as the result of his appointment as a United States Senator for Massachusetts to the seat previously held by the late Senator Edward M. Kennedy.

Stock Plans

The Company has in effect the 2004 Stock Incentive Plan and the 1998 Stock Option Plan (the “Option Plan”).  Under the 2004 Stock Incentive Plan, as amended, a total of 2,750,000 shares of common stock may be issued.  In connection with the adoption of the 2004 Stock Incentive Plan, the Company agreed that it would not issue any more options under the Option Plan.  The Plans are administered by the Compensation Committee, which determines, among other things, the number of shares subject to each grant, the vesting period for each grant and the exercise price (subject to applicable regulations with respect to incentive stock options) for the awards.

The following table sets forth information at December 31, 2009 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

Equity Compensation

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)

Equity compensation plans approved by security holders	13,332	$10.50	1,046,515
Equity compensation plans not approved by security holders	1,511,903	$7.36	--
Total	1,525,235		1,046,515

Compensation Committee Interlocks and Insider Participation

James J. Burns, Everett B. Miller, III and Roger M. Widmann are members of the Compensation Committee.  None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity that has had any of such entity’s executive officers serve either on the Company’s Board of Directors or Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of March 31, 2010:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock

RioCan Real Estate Investment Trust RioCan Holdings USA Inc. RioCan Yonge Eglinton Center 2300 Yonge Street Toronto, Ontario M4P 1E4	9,445,236(1)	14.68%
Inland American Real Estate Trust, Inc. Inland Investment Advisors, Inc. Inland Real Estate Investment Corporation The Inland Group, Inc. 2901 Butterfield Road Oak Brook, IL 60523	6,136,088	9.75%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malverne, PA 19355	4,240,403	6.74%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,937,476	6.26%

_______________
(1)	Includes a warrant to purchase 1,428,570 shares of common stock.

The following table sets forth information concerning the security ownership of directors, nominees for directors and named executive officers as of March 31, 2010:

Name	Number of Shares Beneficially Owned(1)	Percent of Stock(2)

Leo S. Ullman (3)	1,110,425	1.76%
James J. Burns (4)	33,255	*
Raghunath Davloor(5)	8,559	*
Richard Homburg (6)	75,932	*
Pamela N. Hootkin	14,926	*
Everett B. Miller III (4)	33,288	*
Roger M. Widmann	26,932	*
Lawrence E. Kreider, Jr.	188,239	*
Nancy H. Mozzachio	114,394	*
Thomas B. Richey	277,939	*
Brenda J. Walker (7)	277,757	*
Directors, nominees and executive officers as a group (13 persons) (8)	2,252,343	3.56%
____________________
*Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock or exchange of limited partnership interests in Cedar Shopping Centers Partnership, L.P. for shares of common stock and no exercise or exchange by any other person.

(3)
Includes options to purchase 3,333 shares of common stock and 296,670 limited partnership interests in Cedar Shopping Centers Partnership, L.P. exchangeable for an equal number of shares of common stock of the Company (“OP Units”).

(4)	Includes options to purchase 3,333 shares of common stock.

(5)	Does not include shares owned by RioCan Holdings USA Inc.

(6)
Includes 50,000 shares owned by subsidiaries of Homburg Invest, Inc., a company controlled by Richard Homburg for the benefit of his family.  Mr. Homburg may be deemed to be the beneficial owner of all shares of common stock owned by Homburg Invest, Inc.  He disclaims beneficial ownership of these shares.

(7)	Includes options to purchase 3,333 shares of common stock and 69,333 OP Units.

(8)	Includes 13,332 shares of common stock issuable on exercise of options and 366,003 OP Units.

Audit Committee Report

The Audit Committee is comprised of James J. Burns, Pamela N. Hootkin and Everett B. Miller, III, all of whom are independent directors as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.  The Audit Committee operates under a written charter, which was adopted by the Board.  The Audit Committee appoints the Company’s independent registered public accounting firm, presently Ernst & Young LLP (“Ernst & Young”).

Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting.  Ernst & Young is responsible for performing an independent audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and (ii) the Company’s internal control over financial reporting, and issuing reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, during 2009 the Audit Committee met six times and held separate discussions with management, the accounting firm that provides internal audit services to the Company and Ernst & Young.  Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.  The Audit Committee discussed with Ernst & Young matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee received and reviewed a report from the internal auditors detailing the results of such firm’s internal audit procedures and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  The Committee discussed with Ernst & Young the Company’s internal quality control procedures and any material issues raised by Ernst & Young’s most recent internal quality-control review.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

In discharging its duties, during the year the Committee met with management of the Company and Ernst & Young and discussed the status of the Company’s internal control procedures and reviewed and discussed the Company’s interim unaudited consolidated financial statements for 2009 and audited financial statements for the fiscal year ended December 31, 2009.  The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of the Company’s audited financial statements.  Management and Ernst & Young have represented to the Committee that the audited financial statements for the year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles.

Based on the review and discussions with management, the internal auditors and Ernst & Young, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee has recommended to the Board of Directors the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee

James J. Burns
Pamela N. Hootkin
Everett B. Miller, III

Compensation Committee Report on Executive Compensation

The Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934.  Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James J. Burns
Everett B. Miller, III
Roger M. Widmann

Transactions With Related Persons

With respect to approval of transactions with related persons, we have a written policy to have the Audit Committee approve any transactions between the Company and any related person.  In determining whether to approve a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company’s principal executive offices at 44 South Bayles Avenue, Port Washington, New York are leased from a partnership owned 43.6% by Mr. Ullman.  The Company presently occupies 8,600 square feet of space.  The Company will add an additional 6,400 square feet by the end of 2010.  The lease, at a rental consistent with other leases in the building, expires in February 2020.  The minimum rent payable under the lease for 2010 is $484,000 and escalates annually.

Mr. Ullman’s son, Frank C. Ullman, is employed by the Company as a vice president and received total compensation in 2009 of $312,675 (including a restricted stock grant of $50,000).

On October 26, 2009, the Company entered into a Securities Purchase Agreement, as subsequently amended (the “SPA”), with RioCan Holdings USA Inc. (the “Purchaser”) and RioCan Real Estate Investment Trust, providing for, among other matters, the sale by the Company to the Purchaser of 6,666,666 shares of common stock of the Company at a price of $6.00 per share and the grant of a Warrant to purchase 1,428,570 shares of common stock of the Company.  The Warrant is exercisable for a two-year period at a price of $7.00 per share.  The SPA was closed on October 30, 2009.

Pursuant to the SPA, the Company’s Board of Directors waived the prohibition contained in the Company’s articles of incorporation with respect to any person owning more than 9.9% of the Company’s outstanding common stock so as to permit the Purchaser to acquire up to 16% of the Company’s outstanding common stock.  The Purchaser has agreed that for a period of three years after closing, except as otherwise provided in the SPA, it will not without the prior consent of the Company’s Board of Directors (a) acquire, directly or indirectly, any additional securities of the Company, (b) directly or indirectly or through any other person, solicit proxies with respect to securities under any circumstance or become a “participant” in any “election contest” relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934); provided, that Purchaser may vote its shares in any manner it deems appropriate; (c) deposit any securities in a voting trust, or subject any securities to a voting or similar agreement; (d) directly or indirectly or through or in conjunction with any other person, engage in a tender or exchange offer for the Company’s securities made by any other person or entity without the prior approval of the Company, or engage in any proxy solicitation or any other activity with any other person or entity relating to the Company without the prior approval of the Company; or (e) take any action alone or in concert with any other person to acquire or change the control of the Company or participate in any group that is seeking to obtain or take control of the Company.

Under the SPA, the Company has agreed with the Purchaser that, subject to certain exceptions, it will not issue any new shares of common stock unless it offers to the Purchaser the right to purchase its pro rata portion of such new securities.  This right will end when the Purchaser owns less than 9.9% of the common stock of the Company.  In connection with a public offering completed by the Company in February and March 2010, the Purchaser acquired an aggregate of 1,350,000 additional shares of common stock.

Pursuant to the SPA, the Purchaser has the right to designate one person to be a director of the Company and has designated Raghunath Davloor, its chief financial officer, to be a director.  Mr. Davloor was elected as a director effective October 30, 2009.

The Company has agreed that on or prior to August 5, 2010, it will register for resale under the Securities Act of 1933 the shares of common stock acquired by the Purchaser under the SPA and any shares of common stock acquired by the Purchaser prior to the filing of such registration statement, together with shares of common stock issuable upon exercise of the Warrant.  The Purchaser has agreed that without the prior consent of the Company it will not sell, assign, transfer or otherwise dispose of the shares of common stock or Warrant acquired pursuant to the SPA for a period of one year, subject to certain exceptions.

On October 26, 2009, the Company also entered into an agreement with the Purchaser to form a joint venture with respect to seven supermarket-anchored properties then owned and managed by the Company.  The Company has a 20% interest in the joint venture and the Purchaser has the remaining 80% interest.  The properties consist of supermarket-anchored shopping centers in Connecticut, Massachusetts and Pennsylvania.  Closings for four of the properties have occurred, with the closings for the remaining three properties expected to be completed during the second quarter of 2010.

In addition to the above described transactions, the Company and the Purchaser have agreed to acquire in such joint venture primarily supermarket-anchored shopping centers in the northeastern United States during the next two years in amounts anticipated at up to $500 million.  Related to the future acquisitions, the Company has granted to the Purchaser a right of first refusal for two years in the same joint venture format on primarily supermarket-anchored properties and other properties in excess of 50,000 square feet to be acquired by the Company in the states of New York, New Jersey, Pennsylvania, Massachusetts, Connecticut, Maryland and Virginia.  On January 26, 2010, this joint venture acquired the Town Square Plaza shopping center in Temple, Pennsylvania, an approximately 128,000 square foot supermarket-anchored shopping center which was completed in 2008, and which is anchored by a 73,000 square foot Giant Foods supermarket.  The purchase price for the property, which is presently unencumbered, was approximately $19 million, excluding closing costs.

In the joint venture with the Purchaser, the Company will provide property management, leasing, construction management and financial management services at standard rates.  The Company will also be entitled to certain fees on acquisitions, dispositions, financings and refinancings.

On December 6, 2007, the Company completed the formation of a joint venture with a wholly-owned U.S. subsidiary of Homburg Invest Inc., a publicly-traded Canadian corporation listed on the Toronto and Euronext Amsterdam Stock Exchanges (“Homburg Invest”), pursuant to an April 2, 2007 agreement, with respect to four shopping centers owned and managed by the Company at the time the agreement was entered into and five shopping centers acquired by the Company on April 4, 2007; the aggregate valuation for the nine properties was approximately $170 million.  Richard Homburg, a director of the Company, is Chairman and CEO of Homburg Invest.  In connection with the joint venture transaction, the independent members of the Company’s Board of Directors obtained appraisals in support of the transfer values of the then-owned properties.  The Company holds a 20% interest in, and is the sole general partner of, the joint venture and Homburg Invest, through such subsidiary, acquired the remaining 80% interest.  In connection with the transaction, the Company received $53.2 million, including closing costs and preliminary adjustments, which was used to reduce the outstanding balance on its secured revolving stabilized property credit facility.  Homburg Invest was paid $479,000 by the Company in 2007 with respect to funding its interest in the joint venture.  The Company is entitled to a “promote” structure, applicable separately to each property, which, if certain targets are met, will entitle the Company to receive between 40% and 50% of the returns in excess of a leveraged 9.25% threshold.  Additionally, the Company will receive fees for ongoing property management, leasing, construction management, acquisitions, dispositions, financings and refinancings.  The joint venture transaction did not qualify as a sale for financial reporting purposes; accordingly, the Company continues to consolidate the properties.

As discussed above, our articles of incorporation generally prohibit any person or group from owning more than 9.9% of our outstanding shares of stock, subject to a waiver of the limit that may be granted by our Board of Directors.  Inland American Real Estate Trust, Inland Investment Advisors, Inc., Inland Real Estate Corporation and The Inland Group, Inc. (collectively, “Inland”) requested a waiver of this provision to permit them to acquire up to 14% of our outstanding stock.  Our Board of Directors agreed to this waiver, contingent on Inland agreeing to various voting and other restrictions.  As the result, Inland entered into a voting agreement with us, dated as of February 13, 2008.  We have previously granted a waiver of this provision to other stockholders (including, as discussed above, the Purchaser).

Pursuant to the voting agreement, we have agreed to waive the 9.9% limit for Inland to permit purchases of additional shares by Inland such that they may acquire up to an additional 1,881,111 shares; provided, however, that they may not own collectively more than 14% of our issued and outstanding shares or voting securities.  If the number of outstanding voting securities is reduced for any reason, Inland will not be required to dispose of any of their holdings even if their beneficial ownership exceeds 14% of the outstanding voting securities.  If during the term of the voting agreement shares beneficially owned by Inland are sold, transferred or otherwise disposed of, then they may not reacquire any shares above the greater of (i) their then existing ownership percentage of the Company or (ii) the existing 9.9% ownership limit.

The voting agreement grants certain officers of the Company named in the voting agreement a proxy to vote all shares owned by Inland in excess of 9.9%, and Inland has agreed otherwise to cause such shares to be (a) voted in favor of any matters proposed by the Company’s Board of Directors and presented to the Company’s stockholders; (b) voted for all nominees for directors that have been nominated by the Company’s Board of Directors; (c) voted against any matters or nominees for directors not proposed by the Company’s Board of Directors and presented to the Company’s stockholders; and (d) duly represented, in person or by proxy, at each meeting of stockholders of the Company duly called by the Company’s Board of Directors.

Inland has also agreed under the voting agreement that it will not, without the prior consent of the Company’s Board of Directors (w) directly or indirectly or through any other person or entity, solicit proxies with respect to voting securities under any circumstance or become a “participant” in any “election contest” relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934); (x) deposit any voting securities in a voting trust, or subject any voting securities to a voting or similar agreement; (y) directly or indirectly or through or in conjunction with any other person or entity, engage in a tender or exchange offer for the Company’s voting securities made by any other person or entity without the prior approval of the Company, or engage in any proxy solicitation or any other activity with any other person or entity relating to the Company without the prior approval of the Company; or (z) become a member of a Section 13(d) group that is seeking to obtain or take control of the Company.

Unless terminated earlier by the written agreement of the parties, the voting agreement will terminate upon the earlier of (i) the sale or other disposition by Inland of all its shares in excess of 9.9%, (ii) February 13, 2018 or (iii) any action by the Company’s Board of Directors to revoke the waiver of the ownership limit.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2009 its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, with the exception of  Mr. Homburg who resides outside the United States and who was late in filing a Form 4.  In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

2.  SALES OF NEW EQUITY SECURITIES TO RIOCAN

The Board of Directors has proposed that stockholders authorize future sales of shares of our common stock, from time to time, to RioCan Real Estate Investment Trust or its affiliates (“RioCan”) to allow RioCan the opportunity to maintain its percentage ownership interest in the common stock of the Company with respect to certain potential future sales of common stock by the Company.

RioCan is the beneficial owner of the largest number of our shares of common stock.  On October 26, 2009, we entered into the SPA with the Purchaser and RioCan Real Estate Investment Trust, providing for, among other matters, the sale by the Company to the Purchaser of 6,666,666 shares of common stock of the Company at a price of $6.00 per share and the grant of a Warrant to purchase 1,428,570 shares of common stock of the Company.  The Warrant is exercisable for a two year period at a price of $7.00 per share.  The SPA was closed on October 30, 2009.

Under the SPA, the Company has agreed with the Purchaser that, subject to certain exceptions, it will not issue any new shares of common stock, or any securities that are convertible into or exchangeable for common stock, or any right, option or warrant to acquire common stock (collectively “New Equity Securities”) unless it offers to the Purchaser the right to purchase its pro rata portion of such New Equity Securities.  This right will end when the Purchaser owns less than 9.9% of the common stock of the Company.

We desire to have the flexibility to allow RioCan to participate in equity capital fund-raising activities that we may undertake from time to time in the future.  By participating in such activities, RioCan would be able to maintain its relative ownership percentage in us, if it so desires.  NYSE rules generally require approval by our stockholders of certain issuances of New Equity Securities to RioCan due to the current level of beneficial ownership of RioCan.

We may decide to raise equity capital at various times in the future in order to enhance our capital structure, to fund growth opportunities or for other corporate purposes.  As part of any capital raising plan, we may undertake either to privately place New Equity Securities or sell New Equity Securities pursuant to a public offering.  The terms of any potential sales have not been determined, but in any event would be expected to approximate the current market value of such securities at the time of sale.  Our Board of Directors will determine the terms of any such sale and the securities offered therein at the time of the transaction.  Any private sales would not be registered under the Securities Act of 1933 and such shares could not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Any public offering would only be made by means of a prospectus.  Although we do not currently have any definitive plans or commitments to sell additional equity securities, a registration statement covering the issuance of up to $1.0 billion of equity securities became effective in December 2008.  In February and March 2010, we completed the public offering of an aggregate of 8,197,800 shares of common stock pursuant to this registration statement.  At those times, RioCan acquired 1,350,000 shares of common stock at the same price per share paid in the public offering, without the obligation of the Company to pay the underwriters discount.  Thus, the Company received more proceeds per share from RioCan than it did in the public offering.  This proxy statement shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Our Board of Directors believes it is in our best interest to maintain the flexibility to facilitate possible further investments in New Equity Securities by RioCan on substantially the same terms as the Company proposes to sell such New Equity Securities to third parties.  Mr. Davloor declared his interest and abstained from voting on this matter.  Although the Board of Directors has not committed to issue any New Equity Securities to RioCan, it believes it is desirable to have the flexibility to do so from time to time without having to first seek stockholder approval for each particular transaction if and when the Board of Directors determines the issuance would be in the best interest of stockholders and RioCan wishes to purchase such securities.  Having this flexibility will allow the Company to comply with its obligations to RioCan under the SPA with respect to pre-emptive rights in connection with future issuances of New Equity Securities.  Since the Board of Directors has not determined at this time to issue any New Equity Securities to RioCan, any decision to issue shares will be based on the facts and circumstances at that time.

New York Stock Exchange Rules

Under the applicable rules of The New York Stock Exchange, or NYSE, our stockholders generally must approve any significant issuance of common equity, or securities convertible into or exercisable for common equity, by us to a substantial stockholder, such as RioCan.  In order to comply with such rules, the NYSE requires that our stockholders approve the various terms of the proposed sales, such as the identity of the substantial stockholder, the price for the shares, the amount of shares to be sold, the length of time during which sales would be made, the use of proceeds from the sales and the reasons for the sales.

Because the exact terms of any sale of New Equity Securities to RioCan are not known at this time, we propose that the stockholders vote in favor of this proposal to approve the sale of shares subject to certain specific terms and conditions.  Under the proposal, the Board of Directors would be authorized to approve in accordance with the SPA any sale of our New Equity Securities to RioCan in which the number of such shares, including shares into which such New Equity Securities are convertible or exercisable, would not exceed the number of shares that would enable RioCan to maintain its then current ownership percentage of our voting securities, which currently includes only our common stock.  Any such sale would be on substantially the same terms as a sale to unaffiliated parties.

While the terms of a sale to RioCan would be substantially the same as a sale to unaffiliated parties, it may be appropriate in certain situations not to have the proceeds received by us decreased by any underwriting discounts paid to underwriters in a public offering or sales commissions paid in private placements.  For example, in our recently completed public offering, we sold stock to the public at $6.60 per share, of which $.33 per share was paid by us to the underwriters as a discount resulting in net proceeds to us of $6.27 per share.  At the same time, we sold to Rio Can stock at the same $6.60 price per share, but did not have to pay underwriting discounts on these shares, resulting in net proceeds to us of $6.60 per share, an amount that was greater than the per share proceeds received by us in the offering.

The number and kind of New Equity Securities issuable to RioCan under the proposal will be appropriately adjusted by us in the event of any increase or decrease in the number of shares outstanding as a result of a reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction.

The amount of New Equity Securities and the sale price, conversion price or exercise price per share, as applicable, for such shares sold to RioCan pursuant to any sale authorized by this proposal will be determined by the Board of Directors or a committee of the Board of Directors specifically authorized to make such determination, within the parameters of the proposal contained herein.  Such a committee will include directors who are not affiliated with RioCan.

In the event any proposed sale of New Equity Securities to RioCan differs materially from the terms described above, we would expect to seek stockholder approval of such proposed sale to the extent required under applicable NYSE rules.

Because we have not made a decision at this time to sell any New Equity Securities to RioCan, we cannot identify the uses of any proceeds from any sale of such shares.  We, however, may use any such proceeds for  the repayment of indebtedness, the development or acquisition of additional properties, the renovation, expansion and improvement of our existing properties, for general working capital purposes or for other corporate purposes.

Interests of Certain Persons in the Proposal

One of our directors, Mr. Davloor, is an officer of RioCan.  As a result, he, as well as RioCan, may be deemed to have an interest in the proposal that differs from those of our other stockholders.  For more information regarding the relationships between us and RioCan, see “Transactions with Related Persons.”

Potential Disadvantage of the Proposal

While the Board of Directors has determined that adoption of the proposal is in the best interests of us and our stockholders, the Board recognizes that the implementation of the proposal may result in a disadvantage to stockholders.  Under NYSE rules, we are required to submit certain proposals to sell stock to substantial stockholders to a vote at a meeting of all stockholders.  Under the proposal, future decisions to sell New Equity Securities to RioCan would be made by the Board of Directors without a further vote of stockholders, including, among other things, with respect to the pricing and terms of any such sale.  Accordingly, stockholders will not have an opportunity to consider or vote upon any such sales to the extent the terms are consistent with those described herein.

Proposal to Approve Sales to RioCan

Our Board of Directors has approved, and recommends that our stockholders approve, the authorization of the Board of Directors to approve any future sales of New Equity Securities to RioCan in which the number of shares, including shares into which such New Equity Securities are convertible or exercisable, will not exceed such number of shares (subject to adjustment, as described above) which would enable RioCan to maintain its then current beneficial ownership percentage of our common stock.  Mr. Davloor declared his interest and abstained from voting on this matter.  Any such sale would be made on substantially the same terms as a sale to unaffiliated parties.  The number of shares and price per share for such a sale will be determined by the Board of Directors or a committee thereof in accordance with the terms of this proposal.

Votes Required

The vote required to approve this proposal is a majority of the outstanding common stock represented in person or by proxy at the Annual Meeting and entitled to vote.  Under the NYSE rules, the matter must also receive the affirmative vote of a majority of the votes cast on the matter, provided that the total votes cast represent more than 50% of the shares entitled to vote.  As a holder of common stock, RioCan is entitled to vote on this proposal.  RioCan beneficially owns approximately 12.74% of our shares of common stock entitled to vote at this meeting.  RioCan has informed us that it intends to vote for this proposal.

Recommendation of the Board

The Board of Directors of the Company recommends that stockholders vote FOR the proposal regarding future sales of New Equity Securities from time to time to RioCan.

3.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.  A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2008 and 2009 and fees billed for other services rendered by such firm during the periods:

	2008 Actual Fees	2009 Actual Fees
Audit fees (1)
Audit of consolidated financial statements and internal controls	$ 860,000	$ 650,000
Quarterly reviews	90,000	90,000
SEC filings, including comfort letters and consents	40,000	102,500
Total Audit Fees	990,000	842,500
Audit-Related Fees (2)
Audits and accounting consultations relating to affiliates	140,000	201,500
Total Audit-Related Fees	140,000	201,500
Total Fees	$1,130,000	$1,044,000

________________

(1)	Includes fees and expenses related to the annual audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December, notwithstanding when the fees and expenses were billed. Such fees include audits of certain joint ventures.

All audit-related services and each of the other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis.  As individual engagements arise, they are approved on a case-by-case basis.  The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

The Company’s Audit Committee has considered whether the provisions of the services covered under the categories of “Audit-Related Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

4.  OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company on or prior to December 28, 2010 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date is considered untimely.

OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth.  If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Leo S. Ullman
Chairman of the Board
Dated: April 26, 2010

☐	■

CEDAR SHOPPING CENTERS, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS - June 15, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cedar Shopping Centers, Inc., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 2:30 PM on June 15, 2010, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.  The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR SHOPPING CENTERS, INC.

June 15, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.cedarshoppingcenters.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible

¯	Please detach along perforated line and mail in the envelope provided.	¯

061510–
■ 00033333333000001000 3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	To elect 7 nominees for Directors
			FOR	AGAINST	ABSTAIN
		James J. Burns	☐	☐	☐

		Raghunath Davloor	☐	☐	☐

		Richard Homburg	☐	☐	☐

		Pamela N. Hootkin	☐	☐	☐

		Everett B. Miller, III	☐	☐	☐

		Leo S. Ullman	☐	☐	☐

		Roger M. Widmann	☐	☐	☐

	2.	To approve the future sale of common stock to RioCan Real Estate Investment Trust	☐	☐	☐

	3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

	4.	With discretionary authority upon such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED.  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR  THE FUTURE SALE OF COMMON STOCK TO RIOCAN REAL ESTATE INVESTMENT TRUST, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method
☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date	Signature of Stockholder	Date

■
Note:Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR SHOPPING CENTERS, INC.

June 15, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions.  Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.cedarshoppingcenters.com

¯	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	¯

■ 00033333333000001000 3	061510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	To elect 7 nominees for Directors
			FOR	AGAINST	ABSTAIN
		James J. Burns	☐	☐	☐

		Raghunath Davloor	☐	☐	☐

		Richard Homburg	☐	☐	☐

		Pamela N. Hootkin	☐	☐	☐

		Everett B. Miller, III	☐	☐	☐

		Leo S. Ullman	☐	☐	☐

		Roger M. Widmann	☐	☐	☐

	2.	To approve the future sale of common stock to RioCan Real Estate Investment Trust	☐	☐	☐

	3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

	4.	With discretionary authority upon such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED.  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR  THE FUTURE SALE OF COMMON STOCK TO RIOCAN REAL ESTATE INVESTMENT TRUST, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method
☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date	Signature of Stockholder	Date
■
Note:Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.
■